Exhibit 99.1 Press Release Dated February 17, 2004

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark Achieves Profitable 4th Quarter And Year

PITTSFORD, NEW YORK – February 17, 2004. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the fourth quarter and year ended December 31, 2003.

     Veramark reported sales of $2,844,153 for the fourth quarter, an increase of 3% from $2,761,933 for the same quarter of 2002. For the year ended December 31, 2003, the Company reported sales of $11,463,867; also representing a 3% increase from sales of $11,141,507 for the year ended December 31, 2002.

     Veramark reported a net profit of $465,935, or $0.05 per diluted share, for the fourth quarter of 2003, a significant improvement from the net loss of $413,415, or loss of $0.05 per share, incurred for the fourth quarter of 2002. For the year ended December 31, 2003, Veramark earned a net profit of $294,934, or $0.03 per diluted share, which compared with a net loss of $2,008,443, or loss of $0.24 per share for the year ended December 31, 2002.

     David G. Mazzella, Veramark’s President and CEO, commenting on the results stated, “We are pleased with the progress we have made on a number of fronts this past year. Our strategy of investing in the development of a new enterprise product suite while continuing to invest in enhancements of existing products, and at the same time improving our liquidity position, has begun to show positive results. For the year ended December 31, 2003, sales of core call accounting products and services increased 14% from the prior year. Additionally, initial shipments of our enterprise product, VeraSMART 1.0, released late in the second quarter of 2003, accounted for 9% of fourth quarter revenues, which is very encouraging.

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     “Despite the difficulties encountered in the last several years, we continue to move forward with new development projects and believe this strategy has positioned us well. In the coming year, we remain committed to investing development resources into both eCAS and VeraSMART. Although we are pleased with the progress eCAS has made since its introduction in 2002, we see new opportunities for this solution in the small to mid-sized marketplace. We believe our ongoing efforts on the VeraSMART platform, which when complete will be the next generation replacement of the current Quantum Series enterprise product suite, will provide us with a distinct competitive advantage in the large enterprise market. Additionally, the expansion of the VeraSMART platform will broaden our outsourced services capabilities, an identified key growth area for the company.”

     For the three and twelve months ended December 31, 2003 the company capitalized software development costs of approximately $470,000 and $682,000 respectively, and amortized approximately $103,000 and $455,000 of development costs capitalized in prior years. For the year ended December 31, 2002 there were no development costs capitalized and approximately $915,000 of amortization expense recorded.

     Commenting further, Mr. Mazzella said, “While we are encouraged by the year’s results, we remain cautious in the face of current economic conditions. We have seen positive signs in certain segments of the economy, but still have not seen a consistent and sustainable upward trend in capital spending throughout our markets. We will continue to drive our revenues, and develop new products, while carefully controlling our expenses.”

     Veramark Technologies, Inc. provides premises-based and outsourced telecom network cost control and productivity solutions for small to large enterprises. Our products include: call accounting; tie-line reconciliation; phone bill consolidation and validation; asset and facilities management; cable management; work order/trouble ticket and service order processing; directory lookup; and call detail record collection and processing for IP-telephony and traditional PBX and Centrex environments.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Fiscal Year Ended
	December 31,
	2003		2002
Sales		$11,463,867		$11,141,507

Income (Loss) Before Taxes		$294,934		$(2,008,443)

Income Taxes	$	- 0 -	$	- 0 -

Net Income (Loss)		$294,934		$(2,008,443)

Net Income (Loss) Per Diluted Share		$0.03		$(.24)

Diluted Weighted Average Number of Shares Outstanding		9,061,134		8,343,155

	Fourth Quarter Ended
	December 31,
	2003		2002
Sales		$2,844,153		$2,761,933

Income (Loss) Before Taxes		$465,935		$(413,415)

Income Taxes	$	- 0 -	$	- 0 -

Net Income (Loss)		$465,935		$(413,415)

Net Income (Loss) Per Diluted Share		$0.05		$(.05)

Diluted Weighted Average Number of Shares Outstanding		9,625,106		8,361,150

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.